Exhibit 99.1

TETRA TECHNOLOGIES, INC. ANNOUNCES FIRST QUARTER 2025
RESULTS AND UPDATES FIRST-HALF 2025 GUIDANCE

First Quarter 2025 Financial Highlights

•Revenue of $157 million increased 17% sequentially
•Net income before taxes and discontinued operations of $5.1 million decreased $2.3 million sequentially from $7.4 million as the prior quarter included $5 million of unrealized mark-to-market gains
•Adjusted EBITDA of $32.3 million increased $9.4 million sequentially from $22.8 million
•GAAP earnings per share were $0.03. Adjusted earnings per share were $0.11
•Net cash provided by operating activities was $3.9 million, while free cash flow from the base business was $15.4 million, including $19 million of cash proceeds from the sale of shares in Kodiak Gas Services, LLC.
•Capital expenditures were $18 million, including $11.2 million related to the Arkansas bromine facility

THE WOODLANDS, TEXAS, April 29, 2025 / PR Newswire / - TETRA Technologies, Inc. (“TETRA” or the “Company”) (NYSE:TTI) announced first quarter 2025 financial results.

Brady Murphy, TETRA President and Chief Executive Officer, stated, “We are very pleased with our record first-quarter Adjusted EBITDA of $32.3 million, which increased 41% sequentially and also compared to last year, led by strong performance from Completion Fluids and Products. Total revenue of $157 million increased 17% sequentially and 4% from last year. During the quarter, we successfully completed the first of the three scheduled TETRA CS Neptune wells and made significant progress on the second well which was subsequently completed in April.

As a result of the stronger deepwater activity and a start of the seasonally strong calcium chloride business in Northern Europe, Completion Fluids & Products adjusted EBITDA margins increased to 35.7% from 27.3% in the fourth quarter. Revenues for Water & Flowback Services declined 2% sequentially, outperforming US frac activity that declined approximately 10%. Adjusted EBITDA margins on Water & Flowback of 13.0% were down slightly from 13.6% in the fourth quarter but improved 340 basis points year on year despite much lower frac activity levels as cost control actions and continued focused on automation and technology allowed us to maintain mid-teen margins in a weaker environment.

With respect to the Company’s outlook, Brady Murphy, further stated, “In the second quarter, we expect to see the full benefit of our European industrial chemicals seasonal peak, the first well from our recently awarded multi-well, multi-year deepwater Brazil project and the completion of the three well TETRA CS Neptune project. With regards to tariffs, we source a high percentage of our products and materials from the U.S. Therefore, we do not anticipate much, if any, impact to our financials from the announced tariffs. However, the recent pull-back in oil prices does create more uncertainty for our U.S. Water & Flowback segment for the second half of the year.”

“Given our first quarter performance and strong second quarter outlook, we have increased the lower end of our previously communicated first half 2025 Adjusted EBITDA guidance, and we are now expecting first half 2025 Adjusted EBITDA to be between $57 million and $65 million (previously $55 million to $65 million). We are also revising our revenue guidance to be between $315 million and $345 million (previously $325 million to $355 million) and net income before taxes and discontinued operations to be between $10.5 million and $23.2 million. We expect adjusted net income before taxes and discontinued operations to be between $24 million and $35 million. Attainment of the Adjusted EBITDA guidance for the first half of the year would be near or above a ten-year record for TETRA, which would be achieved despite the uncertain environment the industry is experiencing and does not assume a material deterioration in the overall business environment from the current levels.

In the first quarter, we generated $3.9 million of cash from operating activities and $4.2 million of free cash flow, after investing $11.2 million for our Arkansas bromine project. The first quarter included $19 million of cash proceeds from the sale of our shares in Kodiak. The first quarter historically consumes cash as a result of changes in working capital. We have a strong free cash flow generating base business that should enable us to navigate through the near-term macro uncertainty and position the Company to capitalize on its emerging growth opportunities for the coming years.”

First Quarter Highlights

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands, except per share amounts)
Revenue	$157,140	$134,504	$150,972
Net income	$4,049	$102,723	$915
Adjusted EBITDA	$32,267	$22,825	$22,840
Net income per share from continuing operations	$0.03	$0.78	$0.01
Net income per share attributable to TETRA stockholders	$0.03	$0.78	$0.01
Adjusted net income per share	$0.11	$0.03	$0.05
Net cash provided by (used in) operating activities	$3,935	$5,635	$(13,816)
Total adjusted free cash flow(1)	$4,241	$(9,324)	$(29,617)
(1)     For the three months ended March 31, 2025, December 31, 2024 and March 31, 2024, total adjusted free cash flow includes $11.2 million, $0.2 million and $4.1 million, respectively, of investments in the Arkansas bromine and lithium projects. Base business adjusted free cash flow is defined as total adjusted free cash flow prior to TETRA's investments in the Arkansas bromine and lithium projects. See Schedule G.

Completion Fluids & Products

•Revenue of $93 million
•Net income before taxes of $30.7 million
•Adjusted EBITDA of $33.2 million with Adjusted EBITDA margins of 35.7%

Completion Fluids & Products revenue increased 35% sequentially and 20% year over year. Net income before taxes increased 77% sequentially and 55% from last year. Adjusted EBITDA increased 77% sequentially and 53% from last year. Completion Fluids & Products experienced impressive revenue and earnings growth and margin improvements driven by a combination of stronger volumes for our deepwater completion fluids, and our proprietary TETRA CS Neptune fluid used to complete a high pressure, high temperature (HPHT) project in the U.S. Gulf of America.

The outlook for the Completion Fluids & Products business continues to be robust as we expect to complete two TETRA CS Neptune wells during the second quarter and benefit from the seasonality of the industrial chemicals business in Europe. Additionally, we expect to see an increase of battery electrolyte sales to Eos Energy Enterprises, Inc. (NASDAQ: EOSE) (“Eos”) as they ramp up production of their batteries from the first automated production line. As such, we expect first half 2025 results for the Completion Fluids and Products segment to exceed first half of 2024 and be at or near record highs for TETRA.

Water & Flowback Services

•Revenue of $64 million
•Net loss before taxes of $8.9 million
•Adjusted EBITDA of $8.3 million with Adjusted EBITDA margins of 13.0%

“Water and Flowback Services revenue was down 2% sequentially and down 13% year over year as the fourth quarter 2024 slowdown in U.S. onshore completion activity carried over to the first quarter. Adjusted EBITDA margins were down only slightly from the fourth quarter as our focus on leveraging technology and automation plus cost reductions offset the weaker volumes. Entering the second quarter, our patented automated TETRA SandStorm and Auto-Drillout units are nearly 100% utilized which we expect to continue to enhance margins throughout the year.

Although the recent pull back in oil prices has created a higher degree of uncertainty regarding the outlook for U.S. frac activity, we believe our focus on cost reductions, automation and technology, plus the continued emphasis on treatment and recycling of produced water, and our favorable mix of super majors and large independent oil & gas operators will result in less volatility than what we experienced in prior cycles. We have proactively taken actions to reduce costs, right size our support structure, and close underperforming service lines within Water and Flowback Services. We are also minimizing capital expenditures during this period of uncertainty.”

Emerging Growth Initiatives

Desalination

“With the announcement of our commercial launch of TETRA Oasis TDS and our collaboration with EOG Resources, Inc (NYSE: EOG), we are very encouraged by our prospects for desalination of produced water for beneficial reuse. During the quarter, we announced a commercial pilot with EOG for a grasslands study from Delaware Basin produced water. We continue to see growing momentum across the customer base and regulatory support for this much needed industry solution. Rystad Energy estimates that in the Permian Basin alone, over 6.3 billion barrels of produced water are discharged into saltwater disposal wells per year that could be recycled and re-used for agricultural or industrial purposes, including semi-conductor chip manufacturing and data-center cooling. Such re-use will enable oil & gas operators to mitigate the risk associated with reducing disposal well pore space and the transport of produced water.”

Energy Storage Electrolyte

“As the contracted strategic supplier of electrolyte products for Eos’ Z3™ utility scale battery energy storage system (“BESS”), we are well positioned to benefit as Eos scales its manufacturing capabilities and delivers on its backlog. We believe that the high-purity characteristics of our patented TETRA PureFlow ultra-pure zinc bromide electrolyte, flame retardant characteristics and, mostly U.S., but 100% North America content makes it ideal for large scale utility use. We are encouraged by the progress of Eos implementing their automated production lines that is expected to result in a significant step change in electrolyte volume requirements from TETRA.”

Arkansas Evergreen Brine Production Unit

“On April 24, 2025, we announced that the Arkansas Oil and Gas Commission (“AOGC”) approved our Evergreen Unit expansion, which will allow us to further optimize long-term brine flow for bromine, plus the potential for future lithium and other critical minerals extraction. We completed the drilling and sampling operations for our final test well on the Evergreen Unit that indicated good reservoir results. The test well results also identified encouraging levels of magnesium and manganese, both of which are currently listed as U.S. critical minerals that are largely supplied from countries outside the U.S.”

“We are continuing to advance the bromine project with critical milestone investments funded from our base business free cash flow, including $11.2 million of capital expenditures in the first quarter. We are planning to commence drilling of the Evergreen Unit’s first of five planned production wells in the coming months while finalizing the plant engineering and plant site preparation for erecting the bromine tower later this year.”
“We are also encouraged that on April 22, 2025, the AOGC approved Standard Lithium’s SWA Lithium application to establish a unit for acreage under an option agreement between Standard Lithium, SWA Lithium and TETRA. Under the option agreement, TETRA is entitled to a 2.5% royalty on gross revenues from the lithium that Standard Lithium produces from the TETRA option acreage. In addition, TETRA maintains the rights to the bromine and other mineral interests that will meet the planned phase two bromine plant production capacity.”

Balance Sheet, Cash Flow, and RONCE

Cash from operating activities generated during the first quarter of 2025 was $3.9 million. Total adjusted free cash flow was $4.2 million, and base business adjusted free cash flow was $15.4 million. Total capital expenditures were $18 million, including $11.2 million associated with the expansion of our Arkansas bromine facility.

Liquidity at the end of the first quarter was $208 million, inclusive of an unused $75 million delayed draw feature under our Term Credit Agreement. Liquidity as of April 28, 2025, had further improved to $220 million. Liquidity is defined as unrestricted cash plus availability under the ABL Credit Agreement, the Swedish Credit Facility and the delayed draw from our Term Credit Agreement.

As of March 31, 2025, the company had cash and cash equivalents of $41 million, long-term debt of $180 million consisting of borrowings outstanding under our term loan, net debt of $139 million and a net leverage ratio (Net Debt/TTM Adjusted EBITDA) of 1.5X. TETRA has no near-term maturities. The unused ABL Credit Agreement has a maturity of 2029 and the Term Credit Agreement has a maturity of 2030.

Return on net capital employed (“RONCE”) was 16.4% at the end of the first quarter of 2025.

Non-recurring Charges and Expenses (see Schedules E and F)

Non-recurring credits, net of charges and expenses were $10.3 million, which are reflected on Schedules E and F and include the following:

•$9.5 million of non-cash cumulative accounting foreign exchange losses from the closure of our Canadian operations legal entity
•$1.9 million of unusual legal and advisor fees plus severance and restructuring charges as we downsized our Water Management & Flowback operations
•$1.2 million tax credit from our Argentina operations (Schedule E only)

Management believes that the exclusion of the special charges and credits from the historical results of operations enables management to evaluate more effectively the Company’s operations over the prior periods and to identify operating trends that could be obscured by the excluded items.

Conference Call

TETRA will host a conference call to discuss these results tomorrow, April 30, 2025, at 10:30 a.m. Eastern Time. The phone number for the call is 1-800-836-8184. The conference call will also be available by live audio webcast. A replay of the conference call will be available at 1-888-660-6345 conference number 17932#, for one week following the conference call and the archived webcast will be available through the Company's website for thirty days following the conference call.

Investor Contact

For further information, please contact Elijio Serrano, CFO, TETRA Technologies, Inc. at (281) 367-1983 or via email at eserrano@onetetra.com or Kurt Hallead, Treasurer and Vice President of Investor Relations at (281) 367-1983 or via email at khallead@onetetra.com.

This press release includes the following financial measures that are not presented in accordance with generally accepted accounting principles in the United States (“GAAP”): Adjusted net income per share, Adjusted EBITDA, and Adjusted EBITDA Margin (Adjusted EBITDA as a percent of revenue) on consolidated and segment basis, adjusted net income, adjusted free cash flow, net debt, net leverage ratio and return on net capital employed. Please see Schedules E through J for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures.

Company Overview

TETRA Technologies, Inc. is an energy services and solutions company focused on developing environmentally conscious services and solutions that help make people's lives better. With operations on six continents, the Company's portfolio consists of Energy Services, Industrial Chemicals, and Critical Minerals. In addition to providing products and services to the oil and gas industry and calcium chloride for diverse applications, TETRA is expanding into the low-carbon energy market with chemistry expertise, key mineral acreage, and global infrastructure, helping to meet the demand for sustainable energy in the twenty-first century. Visit the Company's website at www.onetetra.com for more information or connect with us on LinkedIn.

Financial Statements, Schedules and Non-GAAP Reconciliation Schedules (Unaudited)
Schedule A:     Consolidated Income Statement
Schedule B:     Condensed Consolidated Balance Sheet
Schedule C:     Consolidated Statements of Cash Flows
Schedule D:     Statement Regarding Use of Non-GAAP Financial Measures
Schedule E:     Non-GAAP Reconciliation of Adjusted Net Income
Schedule F:     Non-GAAP Reconciliation of Adjusted EBITDA
Schedule G:     Non-GAAP Reconciliation to Adjusted Free Cash Flow
Schedule H:     Non-GAAP Reconciliation of Net Debt
Schedule I:     Non-GAAP Reconciliation to Net Leverage Ratio
Schedule J:     Non-GAAP Reconciliation to Return on Net Capital Employed
Schedule K:    Non-GAAP Reconciliation of Adjusted EBITDA for Projected First Half 2025 and Actual First Half 2024

Schedule A: Consolidated Income Statement (Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands, except per share amounts)
Revenues	$157,140	$134,504	$150,972

Cost of sales, services and rentals	104,565	94,015	111,114
Depreciation, amortization and accretion	9,151	9,354	8,756
Impairments and other charges	518	—	—
Total cost of revenues	114,234	103,369	119,870
Gross profit	42,906	31,135	31,102
General and administrative expense	24,134	23,128	22,298
Interest expense, net	4,724	5,232	5,952
Loss on debt extinguishment	—	—	5,535
Other (income) expense, net	8,962	(4,617)	(3,978)
Income before taxes and discontinued operations	5,086	7,392	1,295
Provision (benefit) for income taxes	1,037	(94,841)	380
Net income before discontinued operations	4,049	102,233	915
Discontinued operations:
Income from discontinued operations, net of taxes	—	490	—
Net income	4,049	102,723	915
Loss attributable to noncontrolling interest	—	1	—
Net income attributable to TETRA stockholders	$4,049	$102,724	$915

Basic per share information:
Net income attributable to TETRA stockholders	$0.03	$0.78	$0.01
Weighted average shares outstanding	132,350	131,809	130,453

Diluted per share information:
Net income attributable to TETRA stockholders	$0.03	$0.77	$0.01
Weighted average shares outstanding	133,757	132,812	132,123

Schedule B: Condensed Consolidated Balance Sheet (Unaudited)

	March 31, 2025	December 31, 2024
	(in thousands)
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,000	$36,987
Restricted cash	50	221
Trade accounts receivable	120,902	104,813
Inventories	106,486	101,697
Prepaid expenses and other current assets	22,616	25,910
Total current assets	291,054	269,628
Property, plant and equipment, net	149,275	142,160
Other intangible assets, net	24,072	24,923
Deferred tax assets, net	97,181	98,149
Operating lease right-of-use assets	30,584	29,797
Investments	9,686	28,159
Other assets	12,233	12,379
Total long-term assets	323,031	335,567
Total assets	$614,085	$605,195

LIABILITIES AND EQUITY
Current liabilities:
Trade accounts payable	$41,042	$43,103
Compensation and employee benefits	19,594	23,022
Operating lease liabilities, current portion	9,325	8,861
Accrued taxes	10,695	12,493
Accrued liabilities and other	27,886	30,040
Current liabilities associated with discontinued operations	5,830	5,830
Total current liabilities	114,372	123,349
Long-term debt, net	180,095	179,696
Operating lease liabilities	25,291	25,041
Asset retirement obligations	15,082	14,786
Deferred income taxes	3,849	4,912
Other liabilities	3,653	4,104
Total long-term liabilities	227,970	228,539
Commitments and contingencies
TETRA stockholders’ equity	273,004	254,568
Noncontrolling interests	(1,261)	(1,261)
Total equity	271,743	253,307
Total liabilities and equity	$614,085	$605,195

Schedule C: Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands)
Operating activities:
Net income	$4,049	$102,723	$915
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion	9,151	9,354	8,755
Impairments and other charges	518	—	—
Gain on investments	(257)	(5,013)	(2,795)
Equity-based compensation expense	1,860	1,668	1,623
Provision for (recovery of) credit losses	(85)	254	(115)
Amortization and expense of financing costs	495	266	380
Loss on debt extinguishment	—	—	5,535
Gain on sale of assets	(113)	(196)	(29)
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	9,516	—	—
Benefit for deferred income taxes	(134)	(95,522)	(9)
Other non-cash charges (credits)	6	(316)	(544)
Changes in operating assets and liabilities:
Accounts receivable	(15,584)	2,693	(19,605)
Inventories	(2,663)	(6,826)	1,542
Prepaid expenses and other current assets	6,158	(5,344)	(3,918)
Trade accounts payable and accrued expenses	(9,277)	1,744	(5,577)
Other	295	150	26
Net cash provided by (used in) operating activities	3,935	5,635	(13,816)
Investing activities:
Purchases of property, plant and equipment, net	(17,956)	(14,888)	(15,827)
Proceeds from sale of investments	19,011	—	—
Proceeds from sale of property, plant and equipment	182	261	251
Other investing activities	108	12	(172)
Net cash provided by (used in) investing activities	1,345	(14,615)	(15,748)
Financing activities:
Proceeds from credit agreements and long-term debt	96	98	184,456
Principal payments on credit agreements and long-term debt	(96)	(98)	(163,215)
Payments on financing lease obligations	(931)	(384)	(277)
Debt issuance costs	—	(692)	(5,277)
Shares withheld for taxes on equity-based compensation	(1,158)	(53)	(2,339)
Net cash provided by (used in) financing activities	(2,089)	(1,129)	13,348
Effect of exchange rate changes on cash	651	(1,696)	(330)
Increase (decrease) in cash and cash equivalents	3,842	(11,805)	(16,546)
Cash, cash equivalents and restricted cash at beginning of period	37,208	49,013	52,485
Cash, cash equivalents and restricted cash at end of period	$41,050	$37,208	$35,939

Supplemental cash flow information:
Interest paid	$4,999	$5,243	$5,406
Income taxes paid	$3,360	$1,089	$433
Accrued capital expenditures at end of period	$5,292	$7,131	$3,908

Schedule D: Statement Regarding Use of Non-GAAP Financial Measures

    In addition to financial results determined in accordance with U.S. GAAP, this press release may include the following non-GAAP financial measures for the Company: adjusted net income per share, consolidated and segment Adjusted EBITDA, segment Adjusted EBITDA as a percent of revenue (“Adjusted EBITDA margin”), adjusted net income, total adjusted free cash flow, base business adjusted free cash flow, net debt, net leverage ratio, and return on net capital employed. The following schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable U.S. GAAP measures. The non-GAAP financial measures should be considered in addition to, not as a substitute for, financial measures prepared in accordance with U.S. GAAP, as more fully discussed in the Company’s financial statements and filings with the Securities and Exchange Commission.
Schedule E: Non-GAAP Reconciliation of Adjusted Net Income (Unaudited)

The following table presents the reconciliation of Adjusted net income to the most directly comparable GAAP measure, income before taxes and discontinued operations for the periods indicated:

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands, except per share amounts)

Net income before taxes and discontinued operations	$5,086	$7,392	$1,295
Provision (benefit) for income taxes	1,037	(94,841)	380
Loss attributed to noncontrolling interest	—	1	—
Net income from continuing operations	4,049	102,232	915
Cost of product sales and services adjustments	477	(1,776)	—
Impairments and other charges	518	—	—
Former CEO stock appreciation right expense (credit)	(151)	103	(186)
Transaction, restructuring and other (income) expenses	1,086	852	(135)
Loss on debt extinguishment	—	—	5,535
Non-cash foreign currency translation adjustment loss	9,516	—	—
Unusual tax benefit	(1,159)	(97,522)	—
Adjusted net income	$14,336	$3,889	$6,129

Diluted per share information
Net income attributable to TETRA stockholders	$0.03	$0.77	$0.01
Adjusted net income per share	$0.11	$0.03	$0.05
Diluted weighted average shares outstanding	133,757	132,812	132,123

Adjusted net income is defined as the Company’s net income (loss) before taxes and discontinued operations, excluding certain special or other charges (or credits), and including noncontrolling interest attributable to continued operations. Adjusted net income is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations. Adjusted net income per share is defined as the Company’s diluted net income per share attributable to TETRA stockholders excluding certain special or other charges (or credits). Adjusted net income per share is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations.

Schedule F: Non-GAAP Reconciliation of Adjusted EBITDA (Unaudited)

	Three Months Ended March 31, 2025
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$93,018	$64,122	$—	$—	$157,140
Net income (loss) before taxes and discontinued operations	30,677	(8,888)	(11,716)	(4,987)	5,086
Cost of product sales and services adjustment	477	—	—	—	477
Impairments and other charges	—	518	—	—	518
Former CEO stock appreciation right credit	—	—	(151)	—	(151)
Transaction, restructuring and other expenses	—	302	784	—	1,086
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,516	—	—	9,516
Interest (income) expense, net	(115)	(7)	—	4,846	4,724
Depreciation, amortization and accretion	2,177	6,880	—	94	9,151
Equity-based compensation expense	—	—	1,860	—	1,860
Adjusted EBITDA	$33,216	$8,321	$(9,223)	$(47)	$32,267

Adjusted EBITDA as a % of revenue	35.7%	13.0%			20.5%

	Three Months Ended December 31, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$68,869	$65,635	$—	$—	$134,504
Net income (loss) before taxes and discontinued operations	17,331	2,149	(12,529)	441	7,392
Cost of product sales and services adjustment	(1,776)	—	—	—	(1,776)
Former CEO stock appreciation right expense	—	—	103	—	103
Transaction, restructuring and other expenses	56	146	650	—	852
Interest (income) expense, net	633	(75)	—	4,674	5,232
Depreciation, amortization and accretion	2,569	6,686	—	99	9,354
Equity-based compensation expense	—	—	1,668	—	1,668
Adjusted EBITDA	$18,813	$8,906	$(10,108)	$5,214	$22,825

Adjusted EBITDA as a % of revenue	27.3%	13.6%			17.0%

	Three Months Ended March 31, 2024
	Completion Fluids & Products	Water & Flowback Services	Corporate SG&A	Corporate Other	Total
	(in thousands, except percents)
Revenues	$77,282	$73,690	$—	$—	$150,972
Net income (loss) before taxes and discontinued operations	19,792	721	(11,101)	(8,117)	1,295
Former CEO stock appreciation right credit	—	—	(186)	—	(186)
Transaction, restructuring and other (income) expenses	(159)	—	24	—	(135)
Loss on debt extinguishment	—	—	—	5,535	5,535
Interest (income) expense, net	(269)	76	—	6,145	5,952
Depreciation, amortization and accretion	2,387	6,288	—	81	8,756
Equity-based compensation expense	—	—	1,623	—	1,623
Adjusted EBITDA	$21,751	$7,085	$(9,640)	$3,644	$22,840

Adjusted EBITDA as a % of revenue	28.1%	9.6%			15.1%

Adjusted EBITDA is defined as net income (loss) before taxes and discontinued operations, excluding impairments, certain special, non-recurring or other charges (or credits), including loss on debt extinguishment, interest, depreciation and amortization and certain non-cash items such as equity-based compensation expense. The most directly comparable GAAP financial measure is net income (loss) before taxes and discontinued operations. Adjustments to long-term incentives represent cumulative adjustments to valuation of long-term cash incentive compensation awards that are related to prior years. These costs are excluded from Adjusted EBITDA because they do not relate to the current year and are considered to be outside of normal operations. Long-term incentives are earned over a three-year period and the costs are recorded over the three-year period they are earned. The amounts accrued or incurred are based on a cumulative of the three-year period. Equity-based compensation expense represents compensation that has been or will be paid in equity and is excluded from Adjusted EBITDA because it is a non-cash item. Adjusted EBITDA is used by management as a supplemental financial measure to assess financial performance, without regard to charges or credits that are considered by management to be outside of its normal operations and without regard to financing methods, capital structure or historical cost basis, and to assess the Company’s ability to incur and service debt and fund capital expenditures.

Schedule G: Non-GAAP Reconciliation to Total Adjusted Free Cash Flow and
Base Business Adjusted Free Cash Flow (Unaudited)

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
	(in thousands)
Net cash provided by (used in) operating activities	$3,935	$5,635	$(13,816)
Capital expenditures, net of proceeds from asset sales	(17,774)	(14,627)	(15,576)
Payments on financing lease obligations	(931)	(384)	(277)
Distributions from investments	—	52	52
Cash received from sale of investments	19,011	—	—
Total Adjusted Free Cash Flow	$4,241	$(9,324)	$(29,617)

Total Adjusted Free Cash Flow	$4,241	$(9,324)	$(29,617)
Less Investments in Arkansas	(11,168)	220	(4,103)
Base Business Adjusted Free Cash Flow	$15,409	$(9,544)	$(25,514)
Total adjusted free cash flow is defined as cash from operations less capital expenditures net of sales proceeds and cost of equipment sold, less payments on financing lease obligations and including cash distributions to TETRA from investments and cash from sales of investments. Total adjusted free cash flow does not necessarily imply residual cash flow available for discretionary expenditures, as they exclude cash requirements for debt service or other non-discretionary expenditures that are not deducted. Base business adjusted free cash flow is defined as Total adjusted free cash flow excluding TETRA’s investments in the Arkansas bromine and lithium projects. Management uses this supplemental financial measure to:

•assess the Company’s ability to retire debt;
•evaluate the capacity of the Company to further invest and grow; and
•to measure the performance of the Company as compared to its peer group.
Schedule H: Non-GAAP Reconciliation of Net Debt (Unaudited)

The following reconciliation of net debt is presented as a supplement to financial results prepared in accordance with GAAP.

	March 31, 2025	December 31, 2024
	(in thousands)
Unrestricted Cash	$41,000	$36,987

Term Credit Agreement	$180,095	$179,696
Net debt	$139,095	$142,709

Net debt is defined as the sum of the carrying value of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the balance sheet. Management views net debt as a measure of TETRA’s ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Schedule I: Non-GAAP Reconciliation to Net Leverage Ratio (Unaudited)

	Three Months Ended				Twelve Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2025
	(in thousands)
Net income before taxes and discontinued operations	5,086	$7,392	$7,576	$12,479	$32,533
Cost of product sales and services adjustment	477	(1,776)	—	—	(1,299)
Impairments and other charges	518	—	109	—	627
Former CEO stock appreciation right expense (credit)	(151)	103	(190)	(428)	(666)
Transaction, restructuring and other expenses	1,086	852	592	37	2,567
Unusual foreign currency loss	9,516	—	—	1,387	10,903
Interest expense, net	4,724	5,232	5,096	6,185	21,237
Depreciation, amortization and accretion	9,151	9,354	8,837	8,774	36,116
Equity-based compensation expense	1,860	1,668	1,481	1,800	6,809
Gain on investments	(257)	(5,013)	(750)	(46)	(6,066)
Gain on sale of assets	(113)	(196)	(75)	(38)	(422)
Other debt covenant adjustments	82	384	362	275	1,103
Debt covenant adjusted EBITDA	$31,979	$18,000	$23,038	$30,425	$103,442

					March 31, 2025
					(in thousands, except ratio)
Term credit agreement					$190,000
Capital lease obligations					7,578
Other obligations					1,280
Letters of credit and guarantees					176
Total debt and commitments					199,034
Unrestricted cash					41,000
Debt covenant net debt and commitments					$158,034
Net leverage ratio					1.5

Net leverage ratio is defined as debt excluding financing fees & discount on term loan and including letters of credit and guarantees, less cash divided by trailing twelve months adjusted EBITDA for credit facilities. Adjusted EBITDA for credit facilities consists of adjusted EBITDA described above, less non-cash (gain) loss on sale of investments, (gain) loss on sales of assets and excluding certain special or other charges (or credits). Management primarily uses this metric to assess TETRA’s ability to borrow, reduce debt, add to cash balances, pay distributions, and fund investing and financing activities.

Schedule J: Non-GAAP Reconciliation to Return on Net Capital Employed (Unaudited)

	Three Months Ended				Twelve Months Ended
	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2025
	(in thousands)
Net income before taxes and discontinued operations	$5,086	$7,392	$7,576	$12,479	$32,533
Cost of product sales and services adjustment	477	(1,776)	—	—	(1,299)
Impairments and other charges	518	—	109	—	627
Former CEO stock appreciation right expense (credit)	(151)	103	(190)	(428)	(666)
Transaction, restructuring and other expenses	1,086	852	592	37	2,567
Unusual foreign currency loss	9,516	—	—	1,387	10,903
Interest expense, net	4,724	5,232	5,096	6,185	21,237
Adjusted EBIT	$21,256	$11,803	$13,183	$19,660	$65,902

				March 31, 2025	March 31, 2024
				(in thousands, except ratio)
Consolidated total assets				$614,085	$491,325
Plus: assets impaired in last twelve months				627	2,966
Less: cash, cash equivalents and restricted cash				41,050	35,939
Adjusted assets employed				$573,662	$458,352

Consolidated current liabilities				$114,372	$117,926
Less: current liabilities associated with discontinued operations				5,830	—
Adjusted current liabilities				$108,542	$117,926

Net capital employed				$465,120	$340,426
Average net capital employed				$402,773
Return on net capital employed for the twelve months ended March 31, 2025				16.4%

Return on net capital employed is defined as Adjusted EBIT divided by average net capital employed. Adjusted EBIT is defined as net income (loss) before taxes and discontinued operations, interest, and certain non-cash charges, and non-recurring adjustments. Net capital employed is defined as assets, plus impaired assets, less cash and cash equivalents and restricted cash, and less current liabilities, excluding current liabilities associated with discontinued operations. Average net capital employed is calculated as the average of the beginning and ending net capital employed for the respective periods. Return on net capital employed is used by management as a supplemental financial measure to assess the financial performance of the Company relative to assets, without regard to financing methods or capital structure.

Schedule K: Non-GAAP Reconciliation of Adjusted EBITDA for Projected First Half 2025 and Actual First Half 2024

	Six Months Ended
	June 30, 2024	June 30, 2025
(in thousands)		Projected Range - Low to High
Revenues	$322,907	$315,000	$345,000
Net income before taxes and discontinued operations	13,774	10,500	23,150
Former CEO stock appreciation right credit	(614)	(200)	(350)
Transaction, restructuring, impairments and other expenses	(98)	4,000	3,000
Loss on debt extinguishment	5,535	—	—
Non-cash cumulative foreign currency translation adjustment loss from dissolution of Canadian subsidiary	—	9,700	9,200
Unusual foreign currency loss	1,387	—	—
Adjusted net income before taxes and discontinued operations	19,984	24,000	35,000
Interest expense, net	12,137	10,000	9,000
Depreciation, amortization and accretion	17,530	19,000	18,000
Equity-based compensation expense	3,423	4,000	3,000
Adjusted EBITDA	$53,074	$57,000	$65,000
Cautionary Statement Regarding Forward Looking Statements

This news release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “see,” “expectation,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning economic and operating conditions that are outside of our control, including statements concerning the oil and gas industry; potential revenue associated with prospective energy storage projects; measured, indicated and inferred mineral resources of lithium and/or bromine, the potential extraction of lithium, bromine and other minerals from our Evergreen Unit and other leased acreage, the economic viability thereof, the demand for such resources, the timing and costs of such activities, and the expected revenues, including any royalties, profits and returns from such activities; the timing and success of our bromine production wells and the construction of our bromine processing facility and related engineering activities; projections or forecasts concerning the Company's business activities, including the completion of new projects profitability, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. With respect to the Company’s disclosures of measured, indicated and inferred mineral resources, including bromine and lithium carbonate equivalent concentrations, it is uncertain if all such resources will ever be economically developed. Investors are cautioned that mineral resources do not have demonstrated economic value and further exploration may not result in the estimation of a mineral reserve. Further, there are a number of uncertainties related to processing lithium, which is an inherently difficult process. Therefore, you are cautioned not to assume that all or any part of our resources can be economically or legally commercialized. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to several risks and uncertainties, many of which are beyond the control of the Company. With respect to the Company’s disclosures regarding the potential joint venture for the Evergreen Unit, it is uncertain about the ability of the parties to successfully negotiate one or more definitive agreements, the future relationship between the parties, and the ability to successfully and economically produce lithium and bromine from the Evergreen Unit. Investors are cautioned that any such statements are not guarantees of future performance or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to: changes in general economic conditions; opportunity risks, such as mineral extraction, demand therefor, or realizing industrial and other benefits expected from bromine processing; our ability to develop a bromine processing facility and risks inherent in the construction such facility; the accuracy of our resources report, feasibility study and economic assessment regarding our lithium and bromine acreage equipment supply, equipment defects and/or our ability to timely obtain equipment components; competition from existing or new competitors; risks associated with changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions, including legislative, regulatory and policy changes, such as unexpected changes in tariffs, trade barriers, price and exchange controls; and other the factors described in the section titled “Risk Factors” contained in the Company's Annual Reports on Form 10-K, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission. Investors should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and the Company undertakes no obligation to update or revise any forward-looking statements, except as may be required by law.